June 2, 1999



Andre Szykier
3082 Arbolado Court
Walnut Creek, CA  94598

Dear Andre:

This letter will constitute the mutual agreement between you and QueryObject Systems Corporation ("QueryObject Systems") on the terms of your separation from employment with QueryObject Systems. You and QueryObject Systems agree that we desire to minimize the commitment of time, expense and resources involved in the termination of your employment by entering into this Separation Agreement, and accordingly, have agreed as follows:

1.       Your employment terminated effective April 30, 1999.

2. You have been paid your earned salary through the effective date of your termination.

3. You will continue to receive the previously agreed upon payment for medical insurance of your own choosing and will receive company-paid dental insurance through April 30, 2004. If you become covered under any medical or dental insurance plan(s) provided by a subsequent employer, then the cost of coverage required to be provided by QueryObject Systems shall be reduced by the amount of coverage provided by the subsequent employer's plan(s) for so long as such coverage continues. You will be responsible for notifying QueryObject Systems of subsequent insurance coverage.

4. You will return to QueryObject Systems Corporation any information you have about QueryObject Systems practices, procedures, trade secrets, customer lists, or product marketing. You may keep the laptop, port replicator, and Canon Multipass already in your possession, however, we will need you to return the pager. The cellular telephone number will be transferred to your personal billing, and all other telephones will be shut off per your instructions.

5. QueryObject Systems will provide you with the severance payment of $150,000 payable over the period May 1, 1999 through April 30, 2000 as well as reimburse you for 106 unused, accrued vacation days payable over the period of May 1, 1999 through December 31, 1999. (See attached schedule.) These payments will be made in equal installments over the period of time indicated in accordance with normal Company payroll practices less usual payroll deductions.

6. Expenses incurred while traveling or engaged in authorized company business will be reimbursed upon submission.

7. You agree to abide by all terms and conditions set forth in Sections 1.2, 1.3 and 1.4 of the Proprietary Rights and Separation Agreement dated as of June 16, 1992 and Section 7 of the Employment Agreement dated as of May 8, 1996.

8. All currently granted options to purchase Common Stock of the Company will become fully vested as of April 30, 2000 and will remain exercisable until December 31, 2000.

9. You waive and release and promise never to assert any and all claims that you have or might have against QueryObject Systems Corporation and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with QueryObject Systems Corporation and/or termination of your employment with QueryObject Systems Corporation.

         These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the New York Human Rights Law, and the law of contract and tort.

10. You will not, unless required or otherwise permitted by law, disclose to others any information regarding the following:

                  Any  information   regarding  QueryObject  Systems  practices,
                  procedures,   trade  secrets,   customer   lists,  or  product
                  marketing.

                  The terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.


         To accept the agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.)

         I am pleased that we were able to part ways on these amicable terms. QueryObject Systems Corporation and I wish you every success in your future endeavors.

                                 Sincerely,



                                 Robert Thompson
                                 President and
                                 Chief Executive Officer

Attachment


By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice, that I understand the terms of the agreement, and that I voluntarily agree to them.



-------------------------------------               ----------------------
Andre Szykier                                       Date

QUERYOBJECT SYSTEMS CORPORATION
ANDRE SZYKIER
SCHEDULE OF SEPARATION


DESCRIPTION                                           AMOUNT
-----------                                           ------

Note Receivable                                      65,000.00

Accrued Payroll                                     (65,373.00)

Accrued Vacation (576.96 x 106 days)                (61,157.76)

Accrued T & E (thru 3/99)                           (12,949.80)

Officer Life Insurance Premium                        5,868.59

Severance                                          (150,000.00)


                 Total due to A. Szykier           (218,611.97)